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                                                                    EXHIBIT 10.9

[PORTIONS OF THIS STRATEGIC SUPPLY AGREEMENT HAVE BEEN REDACTED. THE REDACTED PORTIONS ARE MARKED WITH AN ASTERISK. THE COMPANY HAS APPLIED TO THE SECURITIES AND EXCHANGE COMMISSION FOR CONFIDENTIAL TREATMENT OF THE REDACTED PORTIONS.]

                           STRATEGIC SUPPLY AGREEMENT
                        FOR DEVELOPMENT AND PRODUCTION OF
                             SPECTRAPOINT(TM) PRODUCTS

                                    BETWEEN:

                     SPECTRAPOINT WIRELESS LLC, LOCATED AT
   1125 EAST COLLINS BLVD., RICHARDSON, TEXAS 75081 ("SPECTRAPOINT" OR "SPW"),

                                       AND

                             REMEC, INC., LOCATED AT
              9404 CHESAPEAKE DRIVE, SAN DIEGO, CA 92123 ("REMEC").

                                    RECITALS

WHEREAS, SpectraPoint develops and produces radio products for use in local multipoint distribution service ("LMDS") systems and networks and desires to establish a high quality manufacturing source for certain radio products and components;

WHEREAS, REMEC wishes to become the principal supplier to SpectraPoint of such radio products and components;

WHEREAS, SpectraPoint and REMEC desire to enter into a multi-year relationship aimed at establishing world-class benchmarks in LMDS technology, quality, cost, and delivery;

NOW THEREFORE, SpectraPoint and REMEC hereby agree as follows:

THIS STRATEGIC SUPPLY AGREEMENT ("this Agreement") provides a framework for a multi-year relationship and a vehicle for the execution of Purchase Orders for SpectraPoint to purchase radio frequency electronic equipment from REMEC. The terms and conditions of this Agreement apply to all Purchase Orders issued hereunder.

SECTION I
DEFINITIONS AND RULES OF CONSTRUCTION

1.1     Definitions.


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               SpectraPoint Wireless LLC/REMEC, Inc. Proprietary
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Affiliate - [*] are Affiliates of SpectraPoint for all purposes under this
Agreement. SpectraPoint Affiliates shall also include any entity under the control of SpectraPoint. Any entity that controls REMEC, is under the control of REMEC, or is under common control with REMEC shall be a REMEC Affiliate. Control, for purposes of this provision, shall mean 51% or more ownership interest, whether by stock or other form of ownership.

Effective Date - December 16, 1999

Business Day - Means Monday through Friday, 8:00 a.m. to 5:00 p.m. Central Time, excluding SpectraPoint-observed holidays.

Field of Use - Broadband wireless transport point-to-point and point-to-multipoint telephony, video, and data transmission or distribution systems.

Guaranteed Minimum Order Quantity - The number of units of each Product to be ordered by SpectraPoint from REMEC for delivery during the period from the Effective Date through December 31, 2000, as specified in Table 3.2-1 of this Agreement.

Intellectual Property - Means patents, copyrights, mask works, trade secrets, trademarks and other intellectual property, whether tangible or intangible, statutory, common law, administrative or otherwise, including any registrations and applications with respect to any of the foregoing.

Modules - The following distinguishable subassemblies of the Products listed:

        [*]

Non-Disclosure Agreements - Means the two Proprietary Information Non-Disclosure Agreements between REMEC and SpectraPoint, effective as of February 8, 1999 and December 17, 1997 (as amended November 4, 1998), copies of which are included as Schedule B to this Agreement.

Product - An item of equipment identified in Table 3.2-1 or later identified in accordance with Section IV, that can be purchased by SpectraPoint via Purchase Orders issued pursuant to this Agreement.

Product Design - The final design information, including all drawings and notes related thereto, that identifies each Product to be manufactured under this Agreement.

Purchase Order - A document agreed to in writing by both parties for the design and development of a Product or a proposed Product or for the manufacture and sale of Products in accordance with the Product Development Plan or Production Plan. Each Purchase Order shall include product identification, quantities, unit price, extended price, release dates and, unless specifically stated otherwise, incorporates all terms and

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               SpectraPoint Wireless LLC/REMEC, Inc. Proprietary

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conditions of this Agreement. Multiple Purchase Orders may be issued pursuant to this Agreement.

1.2 Rules of Construction. The Agreement (including the Schedules attached hereto) is to be interpreted in accordance with the following rules of construction:

        (a) Including; Herein; Etc. The words "include," "includes," and "including" are deemed to be followed by the phrase "without limitation." The words "herein," "hereof," and "hereunder" and words of similar import refer to this Agreement in its entirety and are not limited to any part hereof unless the context shall otherwise require. The word "or" is not exclusive and means "and/or."

        (b) Subdivisions and Attachments. All references in this Agreement to Sections, Paragraphs, and Schedules are, respectively, references to Sections and Paragraphs of, and Schedules attached to, this Agreement, unless otherwise specified.

        (c) References to Documents and Laws. All references to this Agreement or any Schedule hereto or to any Statement of Work
               (SOW), if applicable, are to this Agreement as amended, modified, and supplemented from time to time in accordance with its terms. All references to (i) any other agreement or instrument or (ii) any law, statute, regulation, permit, license, or similar item are to it as amended and supplemented from time to time (and, in the case of a statute, law, or regulation, to any corresponding provisions of successor statutes, laws, or regulations), unless otherwise specified.

        (d) References to Days. Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification "Business") is a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next Business Day.


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        (e)    Examples. If, in any provision of this Agreement, any example is given (through the use of the words "such as," "for example," "e.g.," or otherwise) of the meaning, intent, or operation of any provision of this Agreement, such example is intended to be illustrative only and not exclusive.

SECTION II
TERM OF AGREEMENT

The Initial Term of this Agreement will commence on the Effective Date and will expire on December 31, 2002. This Agreement will be automatically renewed for a term of one (1) year at end of the Initial Term and each Renewal Term (each such renewal period a "Renewal Term") unless either party informs the other in writing at least three (3) months prior to the end of the initial term or subsequent renewal term of its desire to terminate this Agreement at the end of the current term.


SECTION III
EXISTING PRODUCTS

3.1 SpectraPoint shall deliver to REMEC the materials in the following Tables. The quantities set forth in the Tables are for baseline purposes only, and SpectraPoint will determine in its discretion the amount that constitutes a sufficient quantity for production requirements.

        [*]

All SpectraPoint provided materials are provided FOB Richardson, TX and shipping costs or any municipal, state, federal, sales, use, import, or other taxes, if applicable, shall be the responsibility of REMEC. After SpectraPoint has met its obligations under 3.1 (a), (b) or (c), REMEC shall be responsible for procuring all material necessary to manufacture the Products referenced in each section respectively, unless otherwise specifically provided in a Purchase Order.

3.2     Guaranteed Minimum Order Quantity and Unit Prices.

        (a) During the period from the Effective Date of this Agreement through December 31, 2000, SpectraPoint shall order from REMEC and REMEC shall deliver to SpectraPoint the Guaranteed Minimum Order Quantity of each of the Products as specified in Table 3.2-1 below for the stated firm not-to-exceed unit prices. These not-to-exceed unit prices do not include the cost of the materials or components provided to REMEC under Section 3.1 above. The prices are based upon the Guaranteed Minimum Order Quantity as set forth below, subject to price adjustments in accordance

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               with Section 3.3(a), and reflect a fully acceptance tested
               Product manufactured in accordance with the referenced Product specifications.

                                  Table 3.2-1
                                      [*]

3.3     [*]

        (a) [*] After a reasonable period of time for the Parties to reach agreement on the reductions to the cost of materials, the adjusted prices for the Products in Table 3.2-1 shall become firm fixed prices for all Products ordered thereafter.

                                  Table 3.3-1
                                      [*]

        (b) If the quantity of [*] ordered and accepted by SpectraPoint by December 31, 2000, exceeds the Guaranteed Minimum Quantity, REMEC will reduce the price for all units purchased based upon a [*]% cost reduction curve. By way of example only, if the total number of [*] Products purchased by SpectraPoint is [*] units, the unit price would be [*]. This adjustment, if applicable, shall be made as soon as practicable in January 2001, and taken by SpectraPoint as follows: First as a credit against outstanding invoices due, if any; if not, against future purchases of [*] Products, if any; if not, then paid by REMEC by February 15, 2001.


SECTION IV
NEW PRODUCT DEVELOPMENT AND PRODUCTION

4.1 Product Development Plan. It is the intention of the Parties to develop new Products, in addition to the existing Products provided for in Section III of this Agreement, at various times during the Term of this Agreement and to add these new Products to Table 3.2-1 for purchase by SpectraPoint. The Product Development Team (as defined in Paragraph 6.1) is responsible for defining the requirements for all new Products ("Product Definition"). After completion of the Product Definition for each new Product, the Product Development Team shall prepare a schedule and a work breakdown structure ("Product Development Plan") setting forth, at minimum, the following milestones: detailed design requirements for the Product; detailed preliminary design specifications for the Product ("Preliminary Design Specifications"); development of the testing protocol to verify the design specifications; verification testing for the design specifications; final design review; development of final acceptance test; production of engineering evaluation units; development of production tooling; testing for the engineering evaluation units; and a mutually agreeable delivery schedule for SpectraPoint property, if any. For each milestone, the Plan shall provide: a target begin date; target end date; the target price; the responsibilities of each Party; the price for the

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engineering evaluation units and the total target price for the application design on each Product ("Target Design Price"). SpectraPoint and REMEC shall each bear the full cost of their respective Product Development Team members, inclusive of all support costs, in conjunction with new Product development efforts. Neither Party shall be obligated to implement a Product Development Plan until it has been approved by an authorized representative of each Party.

4.2 Production Plan. It is the intention of the Parties that REMEC shall produce and that SpectraPoint shall purchase substantial quantities of such new Products, based on the capabilities and demonstrated manufacturing success of REMEC and the Product demand of SpectraPoint. Promptly upon approval by both Parties of a Product Development Plan for a new Product, the Product Development Team shall develop a plan for the manufacture of the new Product ("Production Plan"). The Production Plan shall identify: an agreed upon baseline Product price on a per unit basis; the target Product volume for the baseline price; an agreed-upon per-unit Product price reduction curve for volumes greater than the target volume; and, a delivery schedule for the volume quantities identified. The delivery schedules for material to be provided by SpectraPoint, if any, shall also be contained in the Production Plan.

4.3 Upon successful completion of the product critical design review (CDR), a final Product unit price must be presented. SpectraPoint and REMEC agree that the target volume based final Product unit price set by the Product Development Team shall include a fully costed bill of materials (BOM). Upon written approval by an authorized representative of each Party, the final Product unit price shall be the unit price for Purchase Orders placed under this Agreement. SpectraPoint and REMEC further agree to a risk/reward sharing for changes to the final unit price as follows:

        [*]

4.4 It is the parties' intention that there will be Purchase Orders for additional and new Products beyond the quantities set forth in Section III herein. SpectraPoint shall purchase the Minimum Order Volume set forth in Table 4.4-1 below PROVIDED REMEC is able to meet the target price (or such other price as agreed to by the parties) of RTUs and High Gain Radio Products at the forecasted volumes (or such other volume as agreed to by the parties) provided for years 2001 and 2002 AND PROVIDED REMEC is not in default on any Purchase Orders or other contracts with SpectraPoint.

                                   Table 4.4-1

                                       [*]

SECTION V
PURCHASE ORDERS AND FORECASTS

5.1 Purchase Orders. Each Purchase Order issued hereunder will establish the

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delivery schedule for the ordered Products.

5.2 Monthly Forecasts/Purchase Order Amendments. On or before the 15th of each month, SpectraPoint shall provide REMEC with a written forecast specifying the quantities and expected delivery schedule for the following 12 calendar months for each Product (Rolling Monthly Forecast). Until such time as the Guaranteed Minimum Order Quantity has been ordered, the quantities in the forecast may be adjusted upward or downward by SpectraPoint for any production month within the Rolling Monthly Forecast timeframe in an amount not to exceed the percentage deviations set forth below.

        Month  1      2       3     4       5      6

               0%     0%     10%    25%     50%    75%

For quantities in excess of the Guaranteed Minimum Order Quantity, the first six months (i.e., months 1 through 6) of each Monthly Forecast shall represent a firm commitment by SpectraPoint, and REMEC is authorized to purchase material and to begin manufacturing operations to satisfy that commitment. In the event SpectraPoint terminates this Agreement for its convenience under Section 8.1(a), the costs of such material and work-in-process shall be paid to REMEC in accordance with Section 8.3(a). The forecast for months 7 through 12 shall be provided for planning purposes only and shall not obligate SpectraPoint to purchase the types or quantities listed. REMEC shall accept all Purchase Orders until the Guaranteed Minimum Commitment Quantity has been provided and shall signify the acceptance of each Purchase Order Amendment that is consistent with the prior month's Rolling Monthly Forecast by endorsing and returning a signed copy of the Purchase Order amendments to SpectraPoint by the 25th day of the month. If requested by SpectraPoint, REMEC will consider, without obligation, whether REMEC can deliver Product in a shorter period of time than the delivery date given in the Rolling Monthly Forecast.

5.3 Forecast Flexibility. A forecast review process will be carried out as follows:

SpectraPoint will consult with REMEC before an increase in requirements in excess of that allowed by 5.2 above is added to the forecast. REMEC will review each forecast received and inform SpectraPoint immediately if an excess forecast upswing cannot be accommodated. REMEC will provide relevant information to SpectraPoint regarding its manufacturing capacity so as to improve the accuracy of SpectraPoint's forecast.

5.4 Payments. The price of the Product shall be as set forth in the Agreement, as amended from time to time. All payments shall be made in U.S. dollars, via Electronic Funds Transfer (EFT) or check, within 30 days of receipt of the invoice for the delivered Product. All Products shall be F.O.B. the REMEC manufacturing facility.

5.5 Most Favored Customer.

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        (a)    REMEC agrees to treat SpectraPoint in at least as good a manner as REMEC's most favored customer with respect to all material terms and conditions. If, at any time during the term of this Agreement and amendments thereto, REMEC offers to any customer any provision(s) (including but not limited to payment terms, financing terms, or other contract terms or conditions) more favorable than those contained herein, REMEC shall promptly offer such more favorable provision(s) to SpectraPoint on a going-forward basis. Price decreases shall be effective immediately upon announcement by REMEC and shall apply to all Products and services that have not been received or performed prior to the announcement date. This Most Favored Customer provision applies to contracts in which REMEC is providing substantially similar products to another customer.

        [*]

5.6 Volume Commitment.

        (a)    [*]

        (b) If, for reasons other than termination pursuant to Paragraph 8.1(b), SpectraPoint fails, over the life of the Agreement, to order the minimum quantity specified in this Agreement, REMEC and SpectraPoint shall negotiate an equitable adjustment of prices on delivered Products to reflect the lower quantities actually ordered.

5.7 Qualification: The minimum purchase obligations of SpectraPoint for each Product will not apply if:

        (a) The Product does not meet the performance and functionality requirements specified in this Agreement; or

        (b) REMEC is more than 15 days late in its delivery of the Product, unless such late delivery is caused by SpectraPoint or is excused under Section 12.6 of this Agreement, or

        (c) REMEC is unable to meet SpectraPoint's reasonable volume requirements for a new Product.

REMEC agrees that the success of the SpectraPoint-REMEC strategic partnership is critically related to time to market and capturing market share. [*]

5.8 In consideration of the volume of products SpectraPoint intends to acquire from REMEC, REMEC agrees that it:

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        (a)    Will not increase the prices for the Products set forth in Table
               3.2-1 of this Agreement, except as provided for in Section 12.17(c);

        (b) Will reduce the prices of the Products to reflect any reductions in the cost of technology or increased volumes of Products supplied by REMEC during the Term; and

        (c) Will not provide Products within the Field of Use to another customer that are the same or essentially the same as Products provided under this Agreement without the express written consent of SpectraPoint, except as provided in Section 9.2 of this Agreement.


SECTION VI
TEAMS

6.1 Product Development Team. Within sixty (60) days after execution of this Agreement, the parties shall establish a Product Development Team. The team shall consist of three representatives from each party, representing the following areas/departments: design/engineering, manufacturing, and program management. The Product Development Team shall meet regularly, at least once per quarter, to resolve open design issues and to work together to improve the Products' design so as to improve quality and reduce the cost of production. Each party shall bear its own costs associated with such meetings.

6.2 Management Team. The activities conducted under the Agreement shall be reviewed by a Management Team consisting of a senior management representative from each party. The Management Team representatives shall be identified within three (3) months after execution of this Agreement and will meet at least annually. The agenda for these meetings will address appropriate management topics, including: general contract performance issues, the status of ongoing design improvements, production activities, and action items from prior meetings. Each party shall itself bear the costs that it incurs pursuant to this Paragraph 6.2.

6.3 Team Member Changes. Each party hereto shall notify the other in writing of changes to its respective Team members.


SECTION VII
WARRANTY

7.1 Warranty. REMEC warrants full and unrestricted title to SpectraPoint for the Products furnished under the Agreement, free and clear of all liens, restrictions, reservations, security interests, or encumbrances. REMEC further warrants that all Products shall conform to the final design specifications for each Product and that all

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Products supplied pursuant to this Agreement shall be free from defects in labor, materials and fabrication at the time of delivery or performance and throughout the warranty period. The foregoing warranty shall remain in effect on each unit of Product supplied hereunder for a period of one (1) year after acceptance of the Product by SpectraPoint. REMEC, at its option, shall promptly repair or replace any defective Product. SpectraPoint shall pay shipment costs for Products sent to REMEC for repair or replacement. REMEC shall pay costs of return shipments to SpectraPoint. SpectraPoint may purchase extended warranty periods at a price per year of 3% of the unit price of the Product specified in the Agreement or as otherwise mutually agreed. The warranty period for services ordered separately from Products shall be one (1) year after SpectraPoint's acceptance of the services.

7.2 Product Defects. SpectraPoint agrees to give prompt notice in writing of Product defects. REMEC, at its option, must promptly repair or replace the defective Product. Product defects caused by misuse, neglect, improper repair, alteration, or accident or that have been subject to SpectraPoint repair after acceptance of the Product by SpectraPoint shall not be covered by this warranty.

7.3 Year 2000 Warranty. REMEC warrants and represents that the Products and services provided under this Agreement are and will continue to be compliant with and comprehend the Year 2000-century date change. REMEC's obligations under this warranty include the duty to ensure, with respect to same-century and multi-century formulas, functions, date values, and date-data interfaces, that the Products and services will not (i) have any operational impediments; (ii) malfunction; (iii) cease to perform; (iv) generate incorrect or ambiguous data; or (v) produce incorrect or ambiguous results.

7.4 THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.


SECTION VIII
TERMINATION RIGHTS

8.1     SpectraPoint's Termination Rights.

        (a) Termination for Convenience. SpectraPoint shall have the right to terminate this Agreement, including any Purchase Order issued hereunder, in whole or in part, subject to its completion of the obligations set forth in Paragraph 8.3(a) below. To terminate this Agreement, SpectraPoint shall give REMEC five (5) days advance written notice, in which case REMEC shall promptly advise SpectraPoint of the most cost effective manner to terminate the Agreement taking into consideration reasonable measures to mitigate any ongoing costs.[*]

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        (b)    SpectraPoint shall have the right to terminate this Agreement, including any Purchase Order issued hereunder, in the event that REMEC breaches a material term of this Agreement and fails to cure such breach after having been given 45 days written notice of the breach. Failure to deliver within 15 days of the specified delivery date shall constitute breach of a material term, unless caused by SpectraPoint or excused under Section 12.6, Force Majeure.

8.2     REMEC's Termination Rights.

REMEC shall have the right to terminate this Agreement, including any Purchase Order issued hereunder, in the event that SpectraPoint breaches a material term of the Agreement or Purchase Order and, after having been given 45 days written notice of the breach, fails to cure such breach.

8.3     Rights and Obligations upon Termination.

        (a) Termination for Convenience by SpectraPoint. In the event that SpectraPoint terminates this Agreement in total, under Paragraph 8.1(a), SpectraPoint shall pay REMEC the reasonable costs of all work in progress, material in inventory, open material commitments (including pre-purchase of long-lead items) [*] on costs incurred, plus reasonable costs to close out the Agreement. Payment shall be made within 30 days after receipt of an invoice with appropriate documentation establishing the validity of such claims. Upon payment, SpectraPoint takes ownership of all completed Products, residual material, pre-purchased lots, and long-lead items.

        (b) Termination by SpectraPoint. If this Agreement or any Purchase Order is terminated by SpectraPoint pursuant to Paragraph 8.1(b), REMEC shall immediately stop work on the Agreement or terminated portion of the Agreement, as applicable. SpectraPoint may complete the performance of the terminated portion of the Agreement by such commercially reasonable means as SpectraPoint selects and REMEC shall, at no cost, provide SpectraPoint soft and hard copies of all design documentation and licenses, if any, necessary to enable a third party to manufacture the terminated Products. If the Agreement or any Purchase Order is terminated, REMEC shall not be entitled to any royalty for terminated Product quantities SpectraPoint obtains from a third party manufacturer. If requested by SpectraPoint, REMEC shall also deliver or assign to SpectraPoint, at a mutually agreed price, any and all work in progress. Complete or partial waiver by SpectraPoint of any material breach of REMEC shall not be considered to be a waiver by SpectraPoint of any provision of the Agreement or of any subsequent material breach by

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               REMEC.

        (c) Required Notice & Cure Period. In the event that REMEC is in material breach of any of the provisions of this Agreement, SpectraPoint shall give REMEC notice of default, identify the nature of the default, and give REMEC a forty-five (45) day opportunity to cure the default. This provision shall not apply, however, to Termination pursuant to Paragraph 8.1(a).

SECTION IX
INTELLECTUAL PROPERTY AND EXCLUSIVE DESIGNS

[*]

Each party warrants that it has no contractual obligation to any third party that is inconsistent with its obligations under this Agreement or with the rights and licenses granted by it pursuant to this Agreement.


SECTION X
INDEMNIFICATION

10.1 Each party shall defend against suits, claims, and demands and shall indemnify and hold harmless the other, its corporate affiliates, and its or their officers, directors, employees, and agents and its or their successors and assigns against and from any and all third-party losses, liabilities, damages, and expenses (including reasonable attorneys' fees) arising out of or in connection with, but only to the extent that such losses, liabilities, damages claims, demands, and expenses arise out of or in connection with, (a) personal injury (including death) or damage to tangible personal property (not including lost data) arising from the negligent or intentional acts or omissions of the indemnifying party or its subcontractors, or the officers, directors, employees, agents, successors, and assigns of any of them, or (b) assertions under worker's compensation or similar laws made by persons furnished by the indemnifying party.

10.2 The foregoing indemnification obligations are conditioned upon the indemnified party promptly notifying the indemnifying party of any written claim, loss, or demand for which the indemnifying party is responsible under this Section, cooperating with the indemnifying party as reasonably required, and granting the indemnifying party the exclusive right to defend or settle the claim. The indemnifying party may not, without the written consent of the indemnified party, agree to any settlement: (i) that requires the indemnified party to make any payment that is not indemnified hereunder, (ii) that does not grant a general release to the indemnified party with respect to the matters underlying such claim or action, (iii) that involves the sale, forfeiture or loss of, or the creation of any lien on, any material property of the indemnified party, or (iv) that would have a material adverse affect any future liabilities of the indemnified party.

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10.3 Intellectual Property Indemnity, REMEC as Indemnitor. REMEC shall, at its sole expense, indemnify, hold harmless, and defend SpectraPoint, its officers, agents, employees, successors, and customers (mediate and immediate) from and against any suit or proceeding brought against SpectraPoint based on a claim, actual or alleged, that the purchase, manufacture, use, or sale of any Products or services or any part thereof supplied under this Agreement, constitutes infringement of any patent, copyright, trademark, or other intellectual property right of others, and REMEC shall pay all loss, expense, liability, damages, and costs awarded therein against SpectraPoint at law or equity. REMEC shall be promptly notified, in writing, of the suit or proceeding and shall be given adequate authority, information, and assistance, at REMEC's expense, for the defense of same, subject to the right of SpectraPoint to participate at its expense and to be fully advised by REMEC in advance of all actions taken. In case said Products or any part thereof are, in such suit, held to constitute infringement or the sale or use of said Products or parts thereof are enjoined, regardless of whether such determination constitutes a final judgment, REMEC shall, at its option and expense, either procure for SpectraPoint the right to sell and use said Products or part thereof or replace the same with substantially equal but non-infringing Products. The preceding shall not apply to the extent that such claim of infringement is based on any Products, or any part thereof, manufactured to designs furnished and required by SpectraPoint and the alleged infringement is based on such SpectraPoint designs.

Notwithstanding the foregoing, REMEC shall have no liability to SpectraPoint with regard to claims or suits for infringement made under any patent of which SpectraPoint had actual knowledge prior to the execution of this Agreement and that SpectraPoint believed or had reason to believe may present a threat of a claim of infringement and that was not brought to the attention of REMEC in writing prior to REMEC's execution of this Agreement.

The foregoing obligations of REMEC shall not apply to claims arising from changes to the Product made subsequent to delivery or from combinations of the Product with other items where the claimed infringement is based on the combination and not on the Product.

10.4 Intellectual Property Indemnity, SpectraPoint as Indemnitor. SpectraPoint shall, at its sole expense, indemnify, hold harmless, and defend REMEC, its officers, agents, employees, successors, and customers (mediate and immediate) from and against any suit or proceeding brought against REMEC based on a claim, actual or alleged, that the manufacture for SpectraPoint, or sale to SpectraPoint of any Products or any part thereof supplied to SpectraPoint under this Agreement, constitutes infringement of any patent, copyright, trademark, or other intellectual property right of others due to a design or manufacturing process SpectraPoint requires REMEC to use in manufacturing Products for SpectraPoint. SpectraPoint shall pay all loss, expense, liability, damages, and costs awarded therein against REMEC at law or equity. SpectraPoint shall be promptly notified, in writing, of the suit or proceeding and shall be given adequate authority,

                                       13
               SpectraPoint Wireless LLC/REMEC, Inc. Proprietary information, and assistance, at SpectraPoint's expense, for the defense of same, subject to the right of REMEC to participate at its expense and to be fully advised by SpectraPoint in advance of all actions taken. The preceding shall not apply to the extent that such claim of infringement is based on any REMEC processes or any products, or any part thereof, manufactured to designs furnished by REMEC.

Notwithstanding the foregoing, SpectraPoint shall have no liability to REMEC with regard to claims or suits for infringement made under any patent of which REMEC had actual knowledge prior to the execution of this Agreement and that REMEC believed or had reason to believe may present a threat of a claim of infringement and that was not brought to the attention of SpectraPoint in writing prior to SpectraPoint's execution of this Agreement.

The obligations of SpectraPoint under this paragraph shall not apply if, at the time REMEC is seeking to invoke the benefits of this paragraph, this Agreement has been terminated due to material breach or default by REMEC or if the claim or suit arises out of REMEC selling or otherwise providing Products to any entity other than SpectraPoint, its affiliate, or an authorized third party. Without limiting SpectraPoint's obligations under the foregoing, SpectraPoint shall be afforded reasonable opportunity to modify any allegedly infringing specifications to avoid infringement.

The foregoing obligations of SpectraPoint shall not apply to claims arising from changes to the specifications made subsequent to SpectraPoint providing the specifications to REMEC or from combinations of the Product with other items where the claimed infringement is based on the combination and not on the specifications provided by SpectraPoint.


SECTION XI
DISPUTES

11.1 Dispute Resolution. In the event any controversy, claim, dispute, difference, or misunderstanding between REMEC and SpectraPoint (a "dispute") arises out of or relates to this Agreement, any term or condition hereof, or any of the Products or services to be provided hereunder, a senior executive (Vice-President or higher) of each party will meet and negotiate in good faith in an attempt to amicably resolve such dispute. Such meetings for this purpose must be held within ten Business Days, or such other time period as may be mutually agreed by the parties, after their good faith efforts to resolve any Dispute within ten (10) Business Days after written notice by either party that a Dispute exists. The notice will include a clear and detailed description of the dispute. If the parties are unable to resolve the dispute through good faith negotiations within such ten Business Day period, either party must, within 45 days after expiration of the tenth Business Day referred to in the immediately preceding sentence (or the last day of any other period agreed to by the parties), submit the Dispute to non-binding mediation prior to the initiation of any formal legal process.

                                       14
               SpectraPoint Wireless LLC/REMEC, Inc. Proprietary

11.2 Costs of mediation shall be shared equally, and the Parties will use their best efforts to engage a mediator and complete the mediation process within thirty (30) days after completion of the dispute resolution process set forth in Sections 1 and 2 above. Each party shall participate in the mediation session in good faith and shall be represented in person by an individual with full authority to settle the Dispute at the mediation session. In the event that the parties are unable to resolve the Dispute under such mediation, then either party shall have the right to pursue any remedies available to it relating to the dispute otherwise available to it under law or equity. The obligation to mediate prior to initiating legal action shall not apply to any claims for product liability, personal injury, or property damage, nor shall it apply to any dispute concerning the possession, use, or disclosure of Proprietary Information subject to the Non-Disclosure Agreements between the parties.

11.3 Rights to Proceed to Litigation. Notwithstanding any other provision of this agreement, either party will have the right to apply to a court to seek interim injunctive or other equitable relief until the Dispute is resolved.

11.4 Confidentiality. All negotiations and mediation proceedings pursuant to this Article will be confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

11.5 Continuity of Services and Performance. Unless otherwise agreed in writing or expressly provided in this Agreement, the parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution with respect to all matters not subject to or dependent upon resolution of such dispute.


SECTION XII
GENERAL TERMS

12.1 Proprietary Information. This Agreement shall be governed by the terms and conditions contained in the two Proprietary Information Non-Disclosure Agreements between REMEC and SpectraPoint, effective as of February 8, 1999 and December 17, 1997 (as amended November 4, 1998), copies of which are included as Schedule B. These Non-Disclosure Agreements shall continue in full force and effect through the term of this Agreement and thereafter in accordance with their terms.

12.2 Public Disclosure. Neither party shall publicize the existence or scope of this Agreement without the other party's written consent. REMEC shall require this same agreement on the part of any subcontractor to whom the information regarding the existence or scope of this Agreement is disclosed. The foregoing is not intended to exclude the provision of necessary information to subcontractors or prospective subcontractors and either party's personnel, agents, or consultants, provided that such provision is not in violation of the provisions of Section 12.1 regarding disclosure of Proprietary Information. This provision shall survive the expiration, termination, or

                                       15
               SpectraPoint Wireless LLC/REMEC, Inc. Proprietary cancellation of the Agreement for a period of two (2) years.

12.3 Hazardous Materials. REMEC shall certify the following on all bills of lading: "This is to certify that the above-named articles are properly classified, described, packaged, marked, and labeled and are in proper condition for transportation according to any applicable transportation regulations." In addition, REMEC certifies that the Product is produced in accordance with applicable environmental regulations.

12.4 Order of Precedence. Any attachment referenced on the front side of the Purchase Order shall be deemed for all purposes to be an integral part of the Purchase Order. In the event of irreconcilable conflict between such referenced attachments and the terms stated herein, the following order of precedence shall control: (1) page 1 of the SpectraPoint Purchase Order (not including this Agreement or other terms incorporated by reference); (2) Product specification(s); (3) the Statement of Work; (4) this Agreement (including the Schedules attached hereto); (5) other attachments to the Purchase Order; and (6) other terms incorporated by reference in the Purchase Order.

12.5 Governing Law. This Agreement and any dispute arising under or in connection with this Agreement, including any action in tort, shall be construed in accordance with and governed by the laws of the State of New York without reference to the conflicts or choice of law principles thereof.

12.6 Force Majeure. Neither party shall be responsible for any failure to comply with the terms of this Agreement because of causes beyond its reasonable control. Those causes shall include: fire, strike, flood, public enemy, riot, war (whether declared or not), rebellion, insurrection, sabotage, epidemic, quarantine, transportation including hijacking, skyjacking, and shipjacking, inability to secure necessary raw materials or machinery (except that this shall not apply if such material or machinery could be purchased at any price, including a price higher than planned by REMEC), acts of God, acts of any government, and judicial action. In such event, the contract price and schedule of performance shall be adjusted to reflect the impact of the delay incurred. Where such excusable delay results in a delivery delay in excess of 30 days, SpectraPoint may terminate the delayed portion of the Agreement under the terms of Paragraphs 8.1(a) and 8.3(a), and seek an alternative source of supply for the delayed quantity of Products; If the Force Majeure event exceeds 90 days, either REMEC or SpectraPoint may terminate this Agreement by written notice, in the manner consistent with the terms of Paragraphs 8.1(a) and 8.3(a).

12.7 Export. Each party agrees that it will not knowingly and that it shall use reasonable commercial efforts not to: (a) export or re-export, directly or indirectly, any technical data (as defined by the U.S. Export Administration Regulations), including software received from the other party under this Agreement, (b) export or re-export, directly or indirectly, any direct product of such technical data, including software, to any destination or person to which such export or re-export is restricted or prohibited by U.S. or non-U.S. law without obtaining prior authorization from U.S. Department of

                                       16
               SpectraPoint Wireless LLC/REMEC, Inc. Proprietary

Commerce and other competent government authorities to the extent required by those laws. This clause shall survive termination or cancellation of this Agreement.

12.8 Regulatory Approval. SpectraPoint is responsible for each Product's compliance, but REMEC shall not make changes that preclude Product compliance, with all applicable UL, CSA, FCC and other approvals, standards and regulations. SpectraPoint will notify REMEC in advance of designating REMEC's manufacturing location as the same manufacturing location for the purposes of such approvals.

12.9 Assignability. Neither party hereto may assign its rights and obligations under this Agreement without the express written consent of the non-assigning party, except that SpectraPoint may assign its rights and obligations under this Agreement to any parent, successor, Affiliate, or wholly owned subsidiary without the consent of REMEC. REMEC shall be provided with written notice of any such assignment. For purposes of forecasting purchases, pricing the Product, forecasts and purchases by any authorized assignee(s) shall be considered in aggregate with forecasts and purchases by SpectraPoint.

12.10 Notices. All notices required or sought to be given under this Agreement shall be in writing and shall be deemed to have been made as if delivered personally, if sent by certified or registered mail (postage prepaid), sent by overnight delivery or by fax, and addressed as follows:

                        If to SPECTRAPOINT WIRELESS LLC:
                             1125 East Collins Blvd.
                              Richardson, TX 75081

                                       [*]


                               If to REMEC, INC.:

                              1990 Concourse Drive
                             San Jose, CA 95131-1719

                              Attention: Ben Smith
                                Program Director

12.11 Severability. If any provisions of this Agreement are declared to be invalid, such provisions shall be severed from this Agreement and the other provisions shall remain in full force and effect. A waiver of a breach or default under this Agreement shall not be deemed to be a waiver of any subsequent breach or default.

12.12 Quality Management System. REMEC shall maintain a Quality Management System that meets ISO 9001 requirements unless otherwise approved by SpectraPoint.

                                       17
               SpectraPoint Wireless LLC/REMEC, Inc. Proprietary

12.13 Continuous Improvement Process. REMEC commits to a continuous improvement philosophy and timely failure analysis of field returns. REMEC commits to 100% failure analysis of all returned Product for a time to be determined by REMEC, but not less than one year, at no cost to SpectraPoint. REMEC and SpectraPoint agree to timely review the 100% failure analysis.

12.14 Verification. REMEC agrees to permit SpectraPoint to verify the quality of supplies and services being provided under this Agreement at any production stage in REMEC's facility, on a non-interference basis. Verification may consist of a physical assessment/surveillance of REMEC's facilities, directly related to performance under this Agreement to which these terms apply, and quality programs or a source inspection. Any SpectraPoint customer wishing to witness inspection will be approved by REMEC only on a case-by-case basis. Such approval shall not be unreasonably withheld. REMEC shall positively correct deficiencies identified during such verification in the most expeditious manner possible. REMEC shall provide all reasonable facilities and assistance for the safety and convenience of personnel engaged in such verification.

12.15   Acceptance and Inspection.

        (a) Acceptance: REMEC pre-shipment acceptance inspection of the Product will be based upon acceptance test and product inspection to workmanship procedures. In the event that Product contains minor non-conformance(s) to REMEC workmanship procedures, REMEC shall have the authority to perform an engineering evaluation of the Product to determine the proper disposition (i.e., use-as-is, rework, or repair). Minor nonconformances are defined as those that do not affect form, fit, function, or reliability of the delivered Product.

               SpectraPoint Product acceptance or rejection shall occur within ten (10) Business days of Product receipt by SpectraPoint. SpectraPoint reserves the right to accept non-conforming Products with an equitable adjustment downward of the unit price for the non-conforming Products.

        (b) Inspection: REMEC is required to ensure that the manufacturing processes used meet the technical requirements of the applicable drawings, specifications, engineering changes, and added requirements of each Purchase Order. An inspection system sufficient to verify the technical requirements must be maintained and REMEC shall provide objective evidence of such a system on request. REMEC shall be responsible for the performance of all activities affecting quality and schedule, including those of its suppliers. SpectraPoint reserves the right to review REMEC's quality assurance and quality control procedures. The Products provided by REMEC under this Agreement are subject to inspection and witnessing of REMEC testing by SpectraPoint's representative, who shall be granted

                                       18
               SpectraPoint Wireless LLC/REMEC, Inc. Proprietary access, on a non-interference basis, to those parts of REMEC's plant(s) engaged in the manufacturing or processing of this Agreement. Upon request from SpectraPoint to conduct an inspection/witness testing, REMEC will provide the next available date or dates this inspection/witness testing can be made. If, for any reason, the date should be set back, REMEC shall telephone or fax SpectraPoint immediately. The representative's inspection and witnessing of testing, the lack thereof, or lack of response shall in no way release REMEC from any obligations related to this Agreement.

12.16 Physical Security Requirements. Paragraphs 12.14 and 12.15 shall not be construed to require REMEC to violate any existing governmental rules or regulations for purposes of giving SpectraPoint access to its facilities.

12.17   [*]

12.18 Non-Waiver. Any alterations, variations, modifications, or waivers of the provisions of this Agreement or of any document or agreement incorporated herein shall be valid only when they have been mutually agreed and reduced to a single writing signed by both parties. The terms of this Paragraph shall not be deemed to have been waived by oral agreement, course of performance, or by any means other than a signed written agreement expressly providing for such waiver.

12.19 No Consequential Damages. NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING, LOSS OF PROFITS, LOSS OF USE OR DATA, OR INTERRUPTION OF BUSINESS, WHETHER THE ALLEGED DAMAGES ARE LABELED IN TORT, CONTRACT, INDEMNITY, OR OTHERWISE, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.20 Spare Parts. Not later than twelve (12) months prior to termination of production of the Product, REMEC shall notify SpectraPoint of its intent to discontinue manufacture of any Product. SpectraPoint shall provide REMEC within sixty (60) days thereafter its best estimate of the volume of parts, listed by part number, that SpectraPoint will need for all future repair or service. SpectraPoint will then have the following options:

        (a) To purchase an estimated lifetime quantity from REMEC at the then applicable parts price list, in which case REMEC shall procure and produce such parts within a reasonably prompt time period and ship such to SpectraPoint. Payment therefor shall be no later than 30 days after receipt of invoice for the delivered Products; or

        (b) SpectraPoint and REMEC shall negotiate and mutually agree upon a contingency plan for producing spare parts. Such plan shall address production, storage, delivery terms, and pricing.

                                       19
               SpectraPoint Wireless LLC/REMEC, Inc. Proprietary

12.21 Service. REMEC shall directly or by subcontract maintain capacity to service and repair all Products for the time period necessary to meet its warranty commitments. In addition, REMEC shall provide to SpectraPoint upon request all available service repair documentation that is in REMEC's possession or control and is or has been used by REMEC for such Product, except that REMEC need not provide such documentation for any Modules containing REMEC exclusive Designs. Individual Modules containing REMEC exclusive Designs are factory repairable only.

12.22 No Agency. REMEC's relationship with SpectraPoint is that of an independent contractor, and nothing in this Agreement is intended to create any agency, partnership, joint venture, or franchise relationship. Neither party has the right or authority to, and shall not, assume or create any obligation of any nature whatsoever on behalf of the other party or bind the other party in any respect whatsoever.

12.23 Suspension of Performance. SpectraPoint may, at any time, by written notice to REMEC, suspend further performance of all or any portion of the Agreement by REMEC. Such suspensions shall not exceed one hundred eighty (180) consecutive days each nor aggregate more than two hundred seventy (270) days. Upon receiving any such notice of suspension, REMEC shall promptly suspend further performance of the Agreement to the extent specified and, during the period of such suspension, shall properly care for and protect all work in progress and materials, supplies, and equipment that REMEC has on hand for performance of the Agreement. REMEC shall use its best efforts to utilize its material, labor, and equipment in such a manner as to mitigate costs associated with suspension. SpectraPoint, at any time, may withdraw the suspension as to all or part of the suspended performance by written notice to REMEC specifying the effective date and scope of withdrawal, and REMEC shall, on the specified date of withdrawal, resume diligent performance of the work for which the suspension is withdrawn. If REMEC believes that any such suspension or withdrawal of suspension justifies modification of the Agreement price or time for performance, REMEC shall submit in writing, within 45 days of receipt of the notice of suspension or withdrawal of suspension, a proposed equitable adjustment thereof.

12.24 Mechanics' Liens. REMEC's obligations under the Agreement shall include keeping premises of SpectraPoint free from all claims, liens, and encumbrances. REMEC, for itself and all of its contractors and suppliers at any tier, waives all rights of lien against the property and premises of SpectraPoint for labor performed or for Products furnished.

12.25 SpectraPoint Property In REMEC's Possession. REMEC shall preserve in good condition all special drawings, dies, patterns, tooling, or other items supplied or paid for by SpectraPoint; such items are the property of SpectraPoint unless otherwise specified, and the same such items shall be returned in good condition when the Agreement has been completed or terminated or at any other time as requested by SpectraPoint. REMEC shall keep all property of SpectraPoint free from all claims, liens, and encumbrances. No

                                       20
               SpectraPoint Wireless LLC/REMEC, Inc. Proprietary such property supplied or paid for by SpectraPoint shall be used by REMEC for any purpose other than supplying SpectraPoint, without REMEC first obtaining the written consent of SpectraPoint thereto. If material, equipment, special drawings, dies, patterns, or other items are furnished by SpectraPoint for performance of the Agreement, all risks of loss thereof or damage thereto shall be upon REMEC from the time of receipt by REMEC until redelivery to and receipt by SpectraPoint.

12.26 SpectraPoint Provided Material. Title to all material provided by SpectraPoint pursuant to this Agreement shall remain with SpectraPoint. Liability for loss or damage to such material, in excess of an allowance for shrinkage, typically specified in the Production Plan, will pass to REMEC after REMEC has signed for receipt from the carrier. Liability for loss or damage to SpectraPoint provided material, including finished Products incorporating such material, will pass back to SpectraPoint at the same time as the risk of loss passes to SpectraPoint for the Product.

        (a) SpectraPoint warrants that at the time of delivery of SpectraPoint provided material SpectraPoint has free and clear title to the SpectraPoint provided material, and warrants that such material is free of faulty workmanship and materials, that it meets applicable specifications and that any tooling and test equipment that is part of the SpectraPoint provided material performs the functions on which REMEC will rely to manufacture the Product(s).

        (b) SpectraPoint shall have the option to replace or repair defective SpectraPoint provided material. This shall be REMEC's sole and exclusive remedy for defective SpectraPoint provided materials.

12.27 Binding Effect; No Third party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as otherwise expressly provided herein, the provisions of this Agreement are solely for the benefit of the parties and are not intended to confer upon any person except the parties any rights or remedies hereunder. Except as otherwise expressly provided herein, there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third party with any remedy, claim, liability, reimbursement, claim of action, or other right.

12.28 Survival. Paragraphs 5.1, 5.3, 9.1, 9.2, 9.3, 9.5, 9.6; Section X; and
Paragraphs 11.1, 11.2, 12.1, 12.2, 12.5, 12.7, 12.11, 12.17, 12.18, 12.19,
12.20, 12.22, 12.23, 12.24, 12.25, and 12.27 shall survive termination of this
Agreement.

12.29 Proprietary Rights Warranties. REMEC and SpectraPoint each warrant to the other that it is the owner or licensee of all proprietary rights in the information provided to the other in order to design, develop and manufacture the products, and that it has the unqualified right to make available to the other the material and other information, including drawings, designs and specifications, and to grant such licenses as are contemplated under the terms of this Agreement.

                                       21
               SpectraPoint Wireless LLC/REMEC, Inc. Proprietary

12.30 Entire Agreement. This Agreement contains the entire understanding between the parties with respect to the subject matter of this Agreement and supersedes all prior oral and written agreements and negotiations between the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth below.



REMEC, INC.                                 SPECTRAPOINT WIRELESS LLC


/s/ Errol Ekaireb                           /s/ Ed Cantwell
------------------------------------        ----------------------------------
President                                   President

23 Dec 1999                                 22 Dec 1999
------------------------------------        ----------------------------------
Date                                        Date


                                       22
               SpectraPoint Wireless LLC/REMEC, Inc. Proprietary

                                   SCHEDULE A

               PROPRIETARY INFORMATION NON-DISCLOSURE AGREEMENTS


                                       23
               SpectraPoint Wireless LLC/REMEC, Inc. Proprietary